As filed with the Securities and Exchange Commission on April 26, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASBURY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	01-0609375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2905 Premiere Parkway NW

Suite 300

Duluth, Georgia 30097

(Address of Principal Executive Offices) (Zip Code)

ASBURY AUTOMOTIVE GROUP, INC. 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

George A. Villasana

Vice President, General Counsel and Secretary

2905 Premiere Parkway NW

Suite 300

Duluth, Georgia 30097

(Name and address of agent for service)

(770) 418-8200

(Telephone number, including area code, of agent for service)

with a copy to:

Bryan E. Davis, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value	2,634,518 shares(1)(2)	$25.945(3)	$68,352,570(3)	$7,834(3)

(1)	The number of shares of common stock that may be delivered pursuant to awards under the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan (the “Plan”) is the sum of (i) 1,500,000 shares and (ii) 1,134,518 shares, which amount represents the total number of shares underlying outstanding awards granted under the registrant’s prior equity incentive plan that are subject to forfeiture, or that could otherwise expire, terminate, lapse or be canceled for any reason, or that could be settled in cash without the delivery of shares to the award recipient, and which shares, in accordance with the Plan, may be delivered pursuant to awards granted under the Plan.
(2)	In addition to the shares set forth in the table, pursuant to Rule 416 of the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, combination of shares and anti-dilution provisions and other adjustment provisions, as provided in the Plan.
(3)	Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The offering price of the shares is based on $25.945, the average of the high and low prices of a share of Asbury Automotive Group Inc.’s common stock reported on the New York Stock Exchange on April 23, 2012, a date within five business days of the date of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in the Asbury Automotive Group, Inc. (the “Company”) 2012 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 and the Note to Part I of Form S-8, the information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K (including portions of its Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders incorporated by reference therein) for the year ended December 31, 2011;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(c) Current Reports on Form 8-K filed by the Company on February 14, 2012 (SEC Accession No. 1144980-12-000009), March 8, 2012, and April 23, 2012; and

(d) the description of Company’s common stock contained in the Company’s Registration Statement on Form S-1 (Reg. No. 333-65998) filed on February 22, 2002, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Company’s common stock to be registered hereby will be passed upon for the Company by Darlene Quashie, the Company’s Assistant General Counsel and Assistant Secretary. As of April 26, 2012, Ms. Quashie beneficially owned 6,788 shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.

Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Asbury Automotive Group, Inc. has a provision in its certificate of incorporation eliminating such personal liability of its directors under such terms.

The Company’s certificate of incorporation indemnifies its directors and officers to the maximum extent allowed by Delaware law.

The Company has also entered into indemnification agreements with its directors and certain of its officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. The Company also maintains liability insurance for the benefit of its directors and officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

*5.1	Opinion of Counsel regarding validity.

*23.1	Consent of Counsel (included in Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP.

*24.1	Powers of Attorney (included as part of signature page).

99.1	Asbury Automotive Group, Inc. 2012 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed March 16, 2012).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on April 26, 2012.

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ Craig T. Monaghan
	Name:	Craig T. Monaghan
	Title:	Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Craig T. Monaghan and Scott J. Krenz, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Title	Date

/s/ Craig T. Monaghan	Chief Executive Officer, President and Director	April 26, 2012
Craig T. Monaghan	(Principal Executive Officer)

/s/ Scott J. Krenz	Senior Vice President and Chief Financial Officer	April 26, 2012
Scott J. Krenz	(Principal Financial Officer)

/s/ Michael J. Sawicki	Controller and Chief Accounting Officer	April 26, 2012
Michael J. Sawicki	(Principal Accounting Officer)

/s/ Thomas C. DeLoach, Jr.	Director	April 26, 2012
Thomas C. DeLoach, Jr.	Non-Executive Chairman of the Board

/s/ Janet M. Clarke	Director	April 26, 2012
Janet M. Clarke

/s/ Dennis E. Clements	Director	April 26, 2012
Dennis E. Clements

/s/ Juanita T. James	Director	April 26, 2012
Juanita T. James

/s/ Vernon E. Jordan, Jr.	Director	April 26, 2012
Vernon E. Jordan, Jr.

/s/ Eugene S. Katz	Director	April 26, 2012
Eugene S. Katz

/s/ Philip F. Maritz	Director	April 26, 2012
Philip F. Maritz

/s/ Jeffrey I. Wooley	Director	April 26, 2012
Jeffrey I. Wooley

EXHIBIT INDEX

Exhibit No.	Description

*5.1	Opinion of Counsel regarding validity.

*23.1	Consent of Counsel (included in Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP.

*24.1	Powers of Attorney (included as part of signature page).

99.1	Asbury Automotive Group, Inc. 2012 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed March 16, 2012).

*	Filed herewith.